BORG WARNER AUTOMOTIVE, INC.                EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 ($ in millions)


                                                                    FIXED CHARGES
                                         EARNINGS                 (INTEREST EXPENSE
                                     (EARNINGS BEFORE               EXCLUDING THE
                                   CUMULATIVE EFFECT OF              BENEFIT OF
                                     ACCOUNTING CHANGE          CAPITALIZED INTEREST
                                INCREASED BY FIXED CHARGES,      INCLUDING ONE-THIRD
                                   CAPITALIZED INTEREST          OF RENTAL EXPENSE -
                                   AMORTIZATION EXPENSE          APPROXIMATE PORTION      RATIO OF EARNINGS
                                     AND INCOME TAXES)         REPRESENTING INTEREST)     TO FIXED CHARGES
                                     -----------------         ----------------------     ----------------
     1994.................              $ 124.0                      $  15.6                      7.9

     1995.................              $ 130.8                      $  18.6                      7.0

     1996.................              $  82.0                      $  26.2                      3.1

     1997.................              $ 189.9                      $  30.8                      6.2

     1998.................              $ 174.9                      $  32.9                      5.3

Six months:

     1998.................              $  82.5                      $  15.8                      5.2

     1999.................              $ 132.9                      $  23.8                      5.6


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